Tarsus Appoints Elizabeth Yeu, M.D., a Nationally Recognized Ophthalmologist and Eye Care Leader, to its Board of Directors

Dr. Yeu brings over 20 years of eye care experience, and is a highly regarded leader in clinical care and new product innovation

IRVINE, Calif., January 4, 2022 -- Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), whose mission is to focus on unmet needs and apply proven science and new technology to revolutionize treatment for patients, starting with eye care, today announced the appointment of Elizabeth Yeu, M.D. to its Board of Directors. Dr. Yeu will continue to serve as Tarsus’ Chief Medical Advisor. As part of her Board appointment, she will join the Science and Technology Committee, which provides strategic direction on external and internal innovation and pipeline opportunities. With over 20 years of broad eye care experience, Dr. Yeu brings proven clinical leadership to the Tarsus Board.

“We are delighted to have Dr. Yeu join our Board of Directors during a pivotal time for the company as we approach the potential commercialization of TP-03, our lead investigational product for the treatment of Demodex blepharitis,” said Bobak Azamian, M.D., Ph.D., President and Chief Executive Officer of Tarsus. “Dr. Yeu is a prominent and well-respected thought leader and clinician and has a deep understanding of the unmet needs in eye care. I am grateful for her expertise and guidance as we plan for the company’s growth and pipeline expansion.”

Dr. Yeu brings a wealth of eye care experience to the Tarsus Board, having authored hundreds of articles and conducted numerous lectures on subjects such as refractive cataract surgery, anterior segment reconstruction, and external ocular disease management. In addition to serving as Tarsus’ Chief Medical Advisor since August 2020, Dr. Yeu is a partner and practicing ophthalmologist at Virginia Eye Consultants and Medical Director at Virginia Surgery Center. She also provides guidance and governance across several national medical boards and committees, including as an examiner for the American Board of Ophthalmology and as the Chair of the Cataract Section of Ophthalmic News & Education (ONE) Network for the American Academy of Ophthalmology (AAO). Dr. Yeu is also an Executive Committee member and the current Secretary for the American Society of Cataract and Refractive Surgery (ASCRS) and, in 2023, she will become the ASCRS President.

“Tarsus has made remarkable progress in advancing TP-03 for the treatment of Demodex blepharitis, and I am honored to have the opportunity to broaden my responsibility by joining the Board of Directors and the Science and Technology Committee,” said Dr. Yeu. “The company is at the forefront of developing multiple innovative therapeutics that have the potential to make a meaningful difference in many patients’ daily lives, and I am delighted to contribute towards the strategic path of the company.”

Dr. Yeu currently serves on the Boards of Directors of STAAR Surgical, Ocular Science, and the Virginia Eye Foundation. She also serves as an Executive Committee Member of CVP Physicians, Mid Atlantic. Dr. Yeu earned her M.D. through an accelerated and combined undergraduate/medical school program at the University of Florida College of Medicine. She completed her ophthalmology residency at Rush University Medical Center in Chicago, where she served as Chief Resident. She then completed a fellowship in cornea, anterior segment, and refractive surgery at the Cullen Eye Institute, Baylor College of Medicine, where she also served as an Assistant Professor. She continues to train residents as an Assistant Professor at the Eastern Virginia Medical School.

About Tarsus Pharmaceuticals, Inc.
Tarsus Pharmaceuticals, Inc. applies proven science and new technology to revolutionize treatment for patients, starting with eye care. It is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. The company is studying two investigational medicines in clinical trials. Its lead product candidate, TP-03, is a novel therapeutic being studied in a second Phase 3 pivotal trial for the treatment of Demodex blepharitis. TP-03 is also being developed for the treatment of Meibomian Gland Disease. In addition, Tarsus is developing TP-05, an oral, non-vaccine therapeutic for the prevention of Lyme disease, which is currently being studied in a Phase 1 clinical trial.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding Tarsus’ plans for and the anticipated benefits of its product candidates, including TP-03, the benefits and value added by the new director, the timing, objectives and results of the clinical trials and anticipated regulatory and development milestones, including the potential commercialization of the Company’s products, and the quotations of Tarsus’ management and board members. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors and are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2020 filed on March 31, 2021 and the most recent Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 10, 2021, which Tarsus incorporates by reference into this press release, copies of which are posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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